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Exhibit 4

McCORMICK & COMPANY, INCORPORATED

ARTICLES OF AMENDMENT

        McCormick & Company, Incorporated, a Maryland corporation, having its principal office at 18 Loveton Circle, Sparks, Maryland 21152-6000 (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:	The Charter of the Corporation is hereby amended as follows:
By striking out the first paragraph of Article 4 of the Charter of the Corporation, as heretofore amended, and substituting in lieu thereof the following:

"4. The total amount of the authorized capital stock of the Corporation shall be as follows: Thirty Thousand shares of five per cent. Preferred Stock of the par value of $100 each, making the aggregate par value of said five per cent. Preferred Stock $3,000,000; Three Hundred Twenty Million (320,000,000) shares of Common Stock, which said Common Stock shall be without any fixed par value; and Three Hundred Twenty Million (320,000,000) shares of Common Stock Non-Voting, which said Common Stock Non-Voting shall be without any fixed par value";
and by changing the figure "160,000,000" to the figure "320,000,000" wherever it appears elsewhere in said Article 4.
SECOND:	The amendment of the Charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation.
THIRD:	(a) The total number of shares of all classes of stock of the Corporation heretofore authorized, and the number and par value of the shares of each class, are as follows:

Three Hundred Twenty Million Thirty Thousand (320,030,000), divided into Thirty Thousand (30,000) shares of five per cent. Preferred Stock of the par value of One Hundred Dollars ($100) each, having an aggregate par value of Three Million Dollars ($3,000,000); One Hundred Sixty Million (160,000,000) shares of Common Stock without par value; and One Hundred Sixty Million (160,000,000) shares of Common Stock Non-Voting without par value.
(b) The total number of shares of all classes of the Corporation as increased, and the number and par value of the shares of each class are as follows:

Six Hundred Forty Million Thirty Thousand (640,030,000), divided into Thirty Thousand (30,000) shares of five per cent. Preferred Stock of the par value of One Hundred Dollars ($100) each, having an aggregate par value of Three Million Dollars ($3,000,000); Three Hundred Twenty Million (320,000,000) shares of Common Stock without par value; and Three Hundred Twenty Million (320,000,000) shares of Common Stock Non-voting without par value.

(c) The information required by Section 2-607(b)(2)(i) of the Corporations and Associations Article of the Annotated Code of Maryland is not included because the amendment to the Charter did not change such matters.

IN WITNESS WHEREOF, McCORMICK & COMPANY, INCORPORATED has caused these presents to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and its corporate seal to be hereunto affixed and attested by its Secretary on March 27, 2003.

ATTEST:	McCORMICK & COMPANY, INCOPORATED

/s/ ROBERT W. SKELTON Robert W. Skelton Secretary	By:	/s/ ROBERT J. LAWLESS Robert J. Lawless Chairman, President & Chief Executive Officer

THE UNDERSIGNED, Chairman, President and Chief Executive Officer of McCormick & Company, Incorporated, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ ROBERT J. LAWLESS Robert J. Lawless Chairman, President & Chief Executive Officer

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  Exhibit 4
McCORMICK & COMPANY, INCORPORATED ARTICLES OF AMENDMENT